As filed with the Securities and Exchange Commission on March 8, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CALLAWAY GOLF COMPANY
(Exact name of Registrant as specified in its charter)

DELAWARE	95-3797580
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)
2180 RUTHERFORD ROAD CARLSBAD, CALIFORNIA 92008-7328
(Address of principal executive offices, including Zip Code)

 CALLAWAY GOLF COMPANY AMENDED AND RESTATED 2004 INCENTIVE PLAN
(Full title of the plan)

Brian P. Lynch
Senior Vice President, Chief Financial Officer, General Counsel and Corporate Secretary
2180 Rutherford Road
Carlsbad, California 92008
(760) 931-1771
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value(3)	9,000,000	$16.02	$144,180,000	$17,950.41

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers, in addition to the number of shares of Common Stock stated above, such indeterminate number of additional shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act. The proposed maximum aggregate offering price per share and the proposed maximum offering price are based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported on March 7, 2018 on the New York Stock Exchange.

(3)
Represents additional shares of Common Stock reserved for issuance pursuant to the Callaway Golf Company Amended and Restated 2004 Incentive Plan resulting from the approval by the Company’s shareholders of an amendment and restatement of the Callaway Golf Company Amended and Restated 2004 Incentive Plan at the 2017 Annual Meeting of Shareholders.

INTRODUCTION
This Registration Statement on Form S-8 is filed by Callaway Golf Company, a Delaware corporation (the “Company” or the “Registrant”), relating to the registration of 9,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Company’s Amended and Restated 2004 Incentive Plan (the “2004 Incentive Plan”), which is in addition to shares of Common Stock already registered under the 2004 Incentive Plan on (1) a registration statement on Form S-8 (File No. 333-188622) filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2015, (ii) a registration statement on Form S-8 (File No. 333-161849) filed with the Commission on September 9, 2009, (iii) a registration statement on Form S-8 (File No. 333-146321) filed with the Commission on September 26, 2007 and (iv) a registration statement on Form S-8 (File No. 333-117368) filed with the Commission on July 14, 2004 (collectively, the “Prior Registration Statements”).
Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements relating to the 2004 Incentive Plan are incorporated herein by reference, except to the extent supplemented or amended or superseded by the information set forth herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*
Information required by Part I of Form S-8 constituting the requirements of a Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. Such information is not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents, which have previously been filed by the Company with the Commission, are hereby incorporated into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017; and

(b)
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 filed December 16, 1991 (Registration No. 33-53732), including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto indicating that all securities offered hereunder have been sold or all securities then remaining unsold are being deregistered, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed in its unmodified form to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.
Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not Applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145 of the Delaware General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify present and former directors, officers, employees and agents of the Company.
The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of the director’s fiduciary duty as a director. Delaware law provides that this provision in the Company’s Certificate of Incorporation shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
The Company’s Bylaws provide that the Company, to the maximum extent permitted by the Delaware General Corporation Law, shall indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding in which such person is or was a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Board of Directors of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or was a director or officer of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation. The Company is required to indemnify a director or officer in connection with an action, suit or proceeding (or part thereof) initiated by such director or officer only if the initiation of such action, suit or proceeding (or part thereof) by the director or officer was authorized by the Board of Directors of the Company.
The Company’s Bylaws further provide that the Company shall pay the expenses (including attorney’s fees) incurred by a director or officer of the Company entitled to indemnification in defending any such action, suit or proceeding in advance of its final disposition provided such director or officer undertakes to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to such indemnification.
The Company’s Bylaws provide that the foregoing indemnification rights shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.
The Company has entered into Indemnification Agreements with its outside directors. These Indemnification Agreements require the Company to indemnify each outside director if he or she is or was a party or other participant in any suit or proceeding individually or in the right of the Company or any subsidiary of the Company, by reason of (a) the fact that such outside director is or was a director of the Company or any subsidiary, (b) any action or inaction on the part of such outside director while a director of the Company or any subsidiary, and/or (c) the fact that such outside director is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise. The indemnification extends to all expenses, liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred by the outside director in connection with such action, suit or proceeding if the outside director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Indemnification Agreements require that, to the extent that the outside director has been successful on the merits or otherwise in defense of any such action, suit or proceeding, the Company indemnify such outside director against expenses actually and reasonably incurred by him or her in connection therewith. The Company must further advance, within 30 days of a written request, all expenses incurred by the outside director in connection with the investigation, defense, settlement or appeal of any such action or proceeding; provided, however, that the outside director must repay such amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company. Under the Indemnification Agreements, the outside directors are permitted to petition the court to seek recovery of amounts due under the Indemnification Agreements and to recover the expenses of seeking such recovery if he or she is successful.
The Indemnification Agreements also provide that the Company will indemnify the outside directors to the fullest extent permitted by law. Absent the Indemnification Agreements, indemnification that might be made available to outside directors could be changed by amendments to the Company’s Certificate of Incorporation or Bylaws. Benefits under the Indemnification Agreements are not available, however, to indemnify an outside director (a) with respect to proceedings or claims initiated by the outside director that are not by way of defense (unless authorized by the Board of Directors), (b) with respect to liability for transactions from which the outside director derived an improper personal benefit, (c) if the outside director is determined to have committed acts of active and deliberate dishonesty, (d) for expenses or liabilities that have been paid to the outside director under an insurance policy maintained by the Company or otherwise by any other means, or (e) for an accounting of profits realized from the purchase and sale of securities within the meaning of Section 16(b) of the Exchange Act.
In addition to the foregoing, the Company’s Bylaws provide that the Company shall have the power, to the maximum extent permitted by the Delaware General Corporation Law, to indemnify any person (other than directors and officers) who is or was an employee or agent of the Company, who is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or who was an employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding, in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was an employee or agent of the Company.
The Company maintains directors’ and officers’ liability insurance covering the directors and officers of the Company against claims arising out of the performance of their duties as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.
Not Applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

4.1
Form of Specimen Certificate for Common Stock, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on June 15, 2009 (file no. 1-10962).

5.1	Opinion of Latham & Watkins LLP, filed herewith.
10.1
Callaway Golf Company Amended and Restated 2004 Incentive Plan, as further amended and restated (effective May 2, 2017), incorporated herein by this reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on March 22, 2017 (file no. 1-10962).

10.2
Form of Performance Share Unit Grant, incorporated herein by this reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Commission on February 27, 2018 (file no. 1-10962).

10.3
Form of Stock Unit Grant, incorporated herein by this reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Commission on February 27, 2018 (file no. 1-10962).

23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP, filed herewith.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Form of Limited Power of Attorney, filed herewith.

ITEM 9.	UNDERTAKINGS.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
provided, however, that: Paragraphs (l)(i) and (l)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carlsbad, state of California, on this 8th day of March, 2018.

CALLAWAY GOLF COMPANY
By:	/S/ BRIAN P. LYNCH
Brian P. Lynch
Senior Vice President, Chief Financial Officer,
General Counsel and Corporate Secretary
(Principal Financial Officer)
Date: March 8, 2018
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Dated as of

/S/ OLIVER G. BREWER III	President and Chief Executive Officer, Director	March 8, 2018
Oliver G. Brewer III

/S/ JENNIFER THOMAS	Vice President and Chief Accounting Officer	March 8, 2018
Jennifer Thomas

*	Director	March 8, 2018
Samuel H. Armacost

*	Chairman of the Board	March 8, 2018
Ronald S. Beard

*	Director	March 8, 2018
John C. Cushman, III

*	Director	March 8, 2018
John F. Lundgren

*	Director	March 8, 2018
Adebayo O. Ogunlesi

*	Director	March 8, 2018
Linda B. Segre

*	Director	March 8, 2018
Anthony S. Thornley

*By:	/S/ BRIAN P. LYNCH
Brian P. Lynch
Attorney-in-fact